Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces January 31, 2021 Assets Under Management

Overland Park, KS, February 10, 2021 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported preliminary assets under management of $74.3 billion for the month ended January 31, 2021, compared to $74.8 billion on December 31, 2020.

Assets Under Management
($ in Millions)
	Preliminary
	Month Ended January 31, 2021
	Retail	Institutional	Total
Beginning assets	$71,252	$3,570	$74,822
Net flows	(644)	(40)	(684)
Market action	135	3	138
Ending assets	$70,743	$3,533	$74,276

Cautionary Statement

The preliminary information included in this news release reflects management's estimate based on currently available information. Estimates are subject to change. Accordingly, you should not place undue reliance upon this preliminary information.

Contacts

Investor Contact:

Mike Daley, VP, Chief Accounting Officer & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.